Exhibit 10.2
NINTH AMENDMENT OF AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

THIS NINTH AMENDMENT OF AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Amendment”) is entered into effective May 12, 2014, between ALAMO GROUP INC., a Delaware corporation (“Borrower”), each of the banks or other lending institutions that is a signatory to this Amendment (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent (in such capacity, together with its successors and permitted assigns, “Administrative Agent”).

R E C I T A L S

A.           Reference is hereby made to that certain Amended and Restated Revolving Credit Agreement dated as of August 25, 2004, by and among Borrower, Lenders, and Administrative Agent (as renewed, extended, modified, and amended from time to time, the “Credit Agreement”), providing for a revolving line of credit and a letter of credit facility.

B.           In connection with the Credit Agreement, and in order to evidence Borrower’s obligations thereunder, Borrower executed and delivered to Lenders (a) a Third Amended and Restated Revolving Credit Note dated March 28, 2011, payable to the order of Bank of America, N.A. in the original principal amount of $35,000,000 (the “Existing BofA Note”), (b) an Amended and Restated Revolving Credit Note dated March 28, 2011, payable to the order of Wells Fargo Bank, National Association in the original principal amount of $32,000,000 (the “Existing Wells Note”), (c) a Third Amended and Restated Revolving Credit Note dated March 28, 2011, payable to the order of Compass Bank in the original principal amount of $17,000,000 (the “Existing Compass Note”), and (d) an Amended and Restated Revolving Credit Note dated March 28, 2011, payable to the order of Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch in the original principal amount of $16,000,000 (the “Existing Rabobank Note” the Existing BofA Note, the Existing Wells Note, the Existing Compass Note, and the Existing Rabobank Note are collectively, the “Original Notes” and individually, an “Original Note”).

C.           Borrower has notified Administrative Agent and Lenders that Alamo Group (USA) Inc., a Delaware corporation will purchase, either directly or indirectly, one hundred percent (100%) of the equity interests in each of Howard P. Fairfield, LLC, a Delaware limited liability company (“HPF”), Fond du Lac Investments, LLC, a Wisconsin limited liability company (“FDL”), Super Products LLC, a Delaware limited liability company (“Super Products”), Wausau-Everest L.P., a Delaware limited partnership (“WELP”), Wausau Equipment Company, Inc., a Delaware corporation (“WEC”), and Wausau-Everest GP, LLC, a Delaware limited liability company (“WEGP;” HPF, FDL, Super Products, WELP, WEGP, and WEC are collectively, the “Acquired Specialized Entities”), as more fully described in that certain Membership Interests and Partnership Interests Purchase Agreement dated February 24, 2014, by and among Alamo Group (USA) Inc., Specialized Industries, LP, a Delaware limited partnership, and Borrower.

D.           Borrower has requested that Administrative Agent and Lenders agree to release Alamo Group (SMC) Inc., a Nevada corporation (“SMC”) from its Guaranty (the “SMC Guaranty Release”).

E.           Capitalized terms used herein shall, unless otherwise indicated, have the respective meanings set forth in the Credit Agreement.

F.           Borrower, Administrative Agent, and Lenders desire to amend the Credit Agreement to (a) increase the Aggregate Commitments to a maximum of $250,000,000, (b) extend the current Maturity

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Date, (c) revise the current pricing, (d) modify certain financial covenants, (e) add each of the Acquired Specialized Entities (defined below) to the Obligated Group, (f) remove SMC from the Obligated Group and authorize the SMC Guaranty Release, and (g) other changes as set forth in this Amendment, in each case, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Amendments to the Credit Agreement.

(a)           Paragraph C. of the Recitals of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

C.           The Company has requested that Lenders make available under this facility $250,000,000, and give the Company the option to expand the facility by $50,000,000, in two separate tranches of $25,000,000 each, up to an aggregate amount of $300,000,000, at the Company’s election and pursuant to the terms of this Agreement.

(b)           Section 1 of the Credit Agreement is hereby amended to delete the definitions of “Eurodollar Rate,” “Obligated Group,” “Obligation,” “Other Taxes,” “Prime Rate,” “Required Lenders,” “Revolving Credit Notes,” “Taxes,” and “Termination Date” in their entirety and replace such definitions with the following:

“Eurodollar Rate” means:

(a)           for any Interest Period with respect to a Eurodollar Advance, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)           for any interest calculation with respect to a Prime Rate Advance on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent.

“Obligated Group” means the Company and its Consolidated Subsidiaries, Alamo Group (IA) Inc., a Nevada corporation; Alamo Group (TX), Inc., f/k/a Alamo Industrial, Inc., a Texas corporation, successor in interest by conversion to Alamo Group (TX) L.P.; Alamo Group (USA) Inc., a Delaware corporation; Alamo Sales Corp., a Delaware corporation; Alamo Group (IL) Inc., a Delaware corporation, f/k/a M&W Gear

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Company; Schulte (USA) Inc., a Florida corporation; Schwarze Industries, Inc., an Alabama corporation; Tiger Corporation, a Nevada corporation; Alamo Group Services Inc., a Delaware corporation; Gradall Industries, Inc., formerly known as Alamo Group (OH) Inc., a Delaware corporation; NP Real Estate Inc., an Ohio corporation; Henke Manufacturing Corporation, a Kansas corporation; Nite-Hawk Sweepers, LLC, a Washington limited liability company; Bush Hog, Inc. a Delaware corporation, Terrain King Corporation, a Nevada corporation, Howard P. Fairfield, LLC, a Delaware limited liability company, Fond du Lac Investments, LLC, a Wisconsin limited liability company, Super Products LLC, a Delaware limited liability company, Wausau-Everest L.P., a Delaware limited partnership, Wausau-Everest GP, LLC, a Delaware limited liability company, Wausau Equipment Company, Inc., a Delaware corporation, Tenco Industries, Inc., a Delaware corporation, and any such other Person that the Company requests be included in the Obligated Group on the prior written approval of the Required Lenders, which approval shall not be unreasonably withheld.

“Obligation” means all present and future indebtedness, obligations, and liabilities of the Company to Lenders or any of them, and all renewals and extensions thereof, or any part thereof, arising pursuant to this Loan Agreement or represented by the Notes, and all interest accruing thereon, all present and future indebtedness, liabilities, and obligations (and all renewals and extensions thereof or any part thereof) now or hereafter owed to any Lender or any Affiliate of a Lender arising from, by virtue of, or pursuant to any Financial Hedge entered into by any member of the Obligated Group, and reasonable attorneys' fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several; together with all indebtedness, obligations and liabilities of the Company evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or part thereof; provided that the Obligation shall exclude any Excluded Swap Obligation.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Prime Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Required Lenders” means, any combination of the Lenders (which must include Administrative Agent) who collectively hold sixty percent (60%) of (a) the Revolving Credit Commitments, or (b) if the Revolving Credit Commitments shall have been terminated, then the aggregate unpaid principal amount of the Revolving Credit Notes; provided that, the amount of any participation in any Swing Line Loan and

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Unreimbursed Amounts that a Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Revolving Credit Notes” means collectively, (a) the Revolving Credit Notes dated May 12, 2014, executed by the Company, substantially in the form of Exhibit B attached hereto, one payable to each Lender, each in an amount equal to the Revolving Credit Commitment of such Lender, all such notes as the same may be amended, supplemented, modified or restated from time to time, evidencing the obligation of the Company to repay the Revolving Credit Loan, and all renewals, modifications and extensions thereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest date on which any of the following events occurs: (a) May 12, 2019; (b) the date that Required Lenders terminate their commitment to lend hereunder, after the occurrence of an Event of Default; or (c) such earlier date as may be agreed upon in writing by the Company and Required Lenders.

(c)           Section 1 of the Credit Agreement is hereby amended to add the following new definitions in the correct alphabetical order:

“Acquired Specialized Entities” means collectively, Howard P. Fairfield, LLC, a Delaware limited liability company (“HPF”), Fond du Lac Investments, LLC, a Wisconsin limited liability company (“FDL”), Super Products LLC, a Delaware limited liability company (“Super Products”), Wausau-Everest L.P., a Delaware limited partnership (“WELP”), Wausau-Everest GP, LLC, a Delaware limited liability company (“WEGP”), and Wausau Equipment Company, Inc., a Delaware corporation (“WEC”).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

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“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has notified the Company, the Administrative Agent or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), (d) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Administrative Agent that a Lender is a Defaulting Lender, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to the Company and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Excluded Swap Obligation” means, with respect to any Guarantor, any

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Indebtedness in respect of any Financial Hedge if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Indebtedness in respect of any Financial Hedge (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 8.20  and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Indebtedness in respect of any Financial Hedge by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Indebtedness in respect of any Financial Hedge. If any Indebtedness in respect of any Financial Hedge arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Indebtedness in respect of any Financial Hedge that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.09(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.09(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Ninth Amendment Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Foreign Lender” means (a) if the Company is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Company is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Exposure other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or

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Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Issuer” means Administrative Agent in its capacity as the issuer of Letters of Credit under this Agreement, and any successor issuer of such Letter of Credit hereunder.

“Ninth Amendment Effective Date” means May 12, 2014.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Recipient” means Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of Company hereunder.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Specified Obligated Party” means any Loan Party that is not an Eligible Contract Participant as defined in the Commodity Exchange Act  and as determined prior to giving effect to Section 8.20 hereof or any other “keepwell, support or other agreement” (as defined in the Commodity Exchange Act), or any similar provision contained in any Guaranty).

“Specialized Acquisition” means the acquisition, directly or indirectly, by

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Alamo Group (USA) Inc., a Delaware corporation of one hundred percent (100%) of the equity interests in each of the Acquired Specialized Entities, as more fully described in that certain Membership Interests and Partnership Interests Purchase Agreement dated February 24, 2014, by and among Alamo Group (USA) Inc., Specialized Industries, LP, a Delaware limited partnership, and the Company.

(d)           Section 2.01(b)(i) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(i)           Upon notice to Administrative Agent (which shall promptly notify Lenders), the Company may from time to time, on no more than two (2) separate occasions, request an increase in the aggregate Revolving Credit Commitments in a maximum amount of up to $50,000,000, resulting in an increased aggregate Revolving Credit Commitments of up to $300,000,000, provided that, (A) each increase in the Revolving Credit Commitments shall be in the minimum amount of $25,000,000, (B) after giving effect to the increase in the Revolving Credit Commitments, the aggregate Revolving Credit Commitments do not exceed $300,000,000, and (C) no Potential Default or Event of Default exists. At the time of sending such notice, the Company (in consultation with Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to Lenders). Each Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Commitment, and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. Administrative Agent shall notify the Company and each Lender of Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, the Company may also invite additional eligible assignees to become Lenders. Any increase in the Revolving Credit Commitments must be effected by an amendment that is executed in accordance with Section 12.01 by the Company, Administrative Agent, and the one or more Lenders who have agreed to increase their Commitments or by new Lenders who have agreed to new Commitments in accordance with Section 12.01.

(e)           Section 2.02(a)(ii) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(ii)           Administrative Agent shall not issue any Letter of Credit, if:

(A)            subject to Section 2.02(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date;

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(C)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any law applicable to the L/C Issuer or any request

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or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Ninth Amendment Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Ninth Amendment Effective Date and which the L/C Issuer in good faith deems material to it;

(D)           the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally; or

(E)           any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Company or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.06(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Exposure as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(f)           Section 2.05(d) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(d)           Applicable Margin. As used in this Agreement and the other Loan Documents, “Applicable Margin” means, as to the Loans, a rate per annum determined for each fiscal quarter during the Company's Fiscal Year, beginning with the quarter ending March 31, 2014, by reference to the Leverage Ratio as of the end of the immediately prior fiscal quarter (herein called the “date of determination”), as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 8.01(d) and the type of Advance or Facility Fee, as applicable, as follows:

Applicable Rate
Pricing Level	Leverage Ratio	Eurodollar Advances	Prime Rate Advances	Facility Fee
1	≤ 1.0:1	1.75%	0.00%	0.15%
2	> 1.0:1 but ≤ 2.0:1	2.00%	0.25%	0.20%
3	> 2.0:1 but ≤ 3.0:1	2.25%	0.50%	0.25%
4	> 3.0:1	2.75%	1.00%	0.30%

For Eurodollar Advances, the Applicable Margin for a Loan Year applies both to (i) Advances made during the current Loan Year and (ii) Advances outstanding during the current Loan Year that were made during a prior Loan Year.

If the interest rate changes hereunder because of a change in the Applicable Margin, interest shall accrue at the changed rate beginning the first day of the month after the earlier of the date on which the Company provides, or by which it was required to provide, pursuant to Section 8.01(d) of this Agreement, the financial information

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necessary to determine the Applicable Margin.  The Applicable Margin in effect from May 12, 2014 through the delivery of the Compliance Certificate for the period ending March 31, 2014 shall be determined based upon the Pricing Level set forth in Level 3 above.

(g)           Article II of the Credit Agreement is hereby amended to add the following new Section 2.06 at the end thereof:

2.06           Defaulting Lenders.

    (a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

    (i) Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.01 and in the definition of “Required Lenders”.

    (ii) Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.20, shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender; fourth, as the Company may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans

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or were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Exposure and Swing Line Loans are held by the Lenders pro rata in accordance with their Revolving Credit Commitments hereunder without giving effect to Section 2.06(a)(v).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.06(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

    (iii)    Certain Fees.

(A)           No Defaulting Lender shall be entitled to receive any fee payable under Section 2.04(c) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)          Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which such Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.06.

(C)           With respect to any fee payable under Section 2.04(c) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Exposure or Swing Line Loans that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)   Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letter of Credit Exposure and Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Share (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 7.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in Letter of Credit Exposure at such time of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Credit

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Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

    (v)   Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.06.

(b)           Defaulting Lender Cure.  If the Company, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.06(a)(v)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(h)           Section 4.09 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

4.09           Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)           Any and all payments by or on account of any obligation of the Company under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or the Company shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If the Company or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal

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backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Company shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.09) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)           If the Company or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Company or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Company or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Company shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.09) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Company.  Without limiting the provisions of subsection (a) above, the Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Tax Indemnifications.

(i)           The Company shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.09) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.  The Company shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section

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4.09(c)(ii) below.

(ii)           Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (y) the Administrative Agent and the Company, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.10(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Company, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or the Company in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)           Evidence of Payments.  Upon request by the Company or the Administrative Agent, as the case may be, after any payment of Taxes by the Company or by the Administrative Agent to a Governmental Authority as provided in this Section 4.09, the Company shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Company, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Company or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.

(i)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.09(e)(ii)(A), 4.09(e)(ii)(B) and 4.09(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment

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such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Company is a U.S. Person,

(A)           any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed originals of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate acceptable to the Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate acceptable to the Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the

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portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate acceptable to the Administrative Agent on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)           Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.09 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f)           Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 4.09, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 4.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes)

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incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Recipient, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Company pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the  Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.

(g)           Survival.  Each party’s obligations under this Section 4.09 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all of the Obligation.

(i)           Article V of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Article 5

YIELD PROTECTION AND ILLEGALITY

5.01           Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in Section 5.01(e)) or the L/C Issuer;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is

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determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error.  The Company shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 5.01 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Company shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Advance equal to the actual costs of such reserves allocated to such

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Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

5.02           Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Advances or to convert Prime Rate Advances to Eurodollar Advances shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Prime Rate Advances the interest rate on which is determined by reference to the Eurodollar Rate component of the Prime Rate, the interest rate on which Prime Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Prime Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Advances of such Lender to Prime Rate Advances (the interest rate on which Prime Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Prime Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Advances and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Prime Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.

5.03           Inability to Determine Rates.  If in connection with any request for a Eurodollar Advance or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Advance, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Advance or in connection with an existing or proposed Prime Rate Advance (in each case with respect to clause (a)(i) above, “Impacted Loans”), or (b) the Administrative Agent determines that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Advance does not adequately and fairly reflect the cost to Lenders of funding such Eurodollar Advance, the Administrative Agent will promptly

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so notify the Company and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Advances shall be suspended (to the extent of the affected Eurodollar Advances or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Prime Rate, the utilization of the Eurodollar Rate component in determining the Prime Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice.  Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods), or, failing that, will be deemed to have converted such request into a request for a Prime Rate Advance in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent, in consultation with the Company and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section, (2) the Administrative Agent notifies the Company that such alternative interest rate does not adequately and fairly reflect the cost to Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

5.04           Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Prime Rate Advance on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by the Company (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Prime Rate Advance on the date or in the amount notified by the Company;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Company shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company to the Lenders under this Section 5.04, each Lender shall be deemed to have funded each Eurodollar Advance made by it at the Eurodollar Rate for such Loan by a matching deposit or other

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borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Advance was in fact so funded.

5.05           Mitigation Obligations. Designation of a Different Lending Office.  If any Lender requests compensation under Section 5.01, or requires the Company to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 4.09, or if any Lender gives a notice pursuant to Section 5.02, then at the request of the Company such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.09 or 5.01, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 5.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(j)           Article VI of the Credit Agreement is hereby amended to add the following new Section 6.22 at the end thereof:

6.22           OFAC.  Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is the Company or any Subsidiary located, organized or resident  in a Designated Jurisdiction.

(k)           Section 8.16 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

8.16.           Leverage Ratio.  The Company, as of any date during the term hereof, shall maintain a ratio of Consolidated Funded Debt to Operating Cash Flow (the “Leverage Ratio”) not exceeding 3.00 to 1.00; notwithstanding the foregoing, the Leverage Ratio may be as high as 3.75 to 1.00 for the period beginning on the date of the consummation of either the Specialized Acquisition or any other Permitted Acquisition (other than the Specialized Acquisition) through and including the date that is eighteen (18) months after such date (each such period an “Increased Leverage Period”), in each case so long as the following conditions precedent are satisfied:

(a)           such Increased Leverage Period is due solely to the effects of the Specialized Acquisition or such other Permitted Acquisition; and

(b)           the Company must demonstrate a Leverage Ratio of not more than 3.00 to 1.00 for two (2) full fiscal quarters immediately following the end of any Increased Leverage Period.

(l)           Article 8 of the Credit Agreement is hereby amended to add the following new Section 8.20 at the end thereof:

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8.20           Keepwell.  The Company hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Obligated Party with respect to Indebtedness in respect of any Financial Hedge as may be needed by such Specified Obligated Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Indebtedness in respect of any Financial Hedge and to cause such Specified Obligated Party to be an Eligible Contract Participant with respect to all Indebtedness in respect of any Financial Hedge (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering the Company’s obligations and undertakings under this Section 8.20 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of the Company under this Section 8.20 shall remain in full force and effect until the Obligation has been indefeasibly paid and performed in full.  The Company intends this Section 8.20 to constitute, and this Section 8.20 shall be deemed to constitute, a Guarantee of the obligations of, and a “keepwell, support, or other agreement” (as defined in the Commodity Exchange Act) for the benefit of, each Specified Obligated Party for all purposes of the Commodity Exchange Act.

(m)           The Credit Agreement is hereby amended to add the following new Section 9.13:

9.13          Assets of Alamo Group (SMC), Inc. The Company shall not permit Alamo Group (SMC) Inc., a Nevada corporation to own assets having a total value of more than $5,000,000 at any time.

(n)           Section 12.01 of the Credit Agreement is hereby amended to add the following provision at the end thereof:

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(o)           Section 12.10 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

12.10           Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may  assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the

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restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment(s) and the Loans (including for purposes of this Section 12.10(b), participations in Letter of Credit Exposure and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) and Loans or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000,  unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)           Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event

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of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)           the consent of the L/C Issuer and the Swing Line Lender shall be required for any assignment in respect of the Revolving Credit Commitments.

(iv)           Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi)           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent

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pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.09, 5.01, 5.04 and 12.16 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.10(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Company (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office  a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Letter of Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender, or the Company or any of the Company’s Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Exposure and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Sections 12.16(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such

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Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that affects such Participant.  The Company agrees that each Participant shall be entitled to the benefits of Sections 4.09, 5.01 and 5.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 4.09(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.05 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 4.09 or 5.01, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 5.05 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.20 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.11 as though it were a Lender.  Each Lender that sells a participation shall acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103 1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)           Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 12.10(b), Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that

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no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all Letter of Credit Exposure with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.01(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(p)           Exhibit R to the Credit Agreement is hereby deleted in its entirety and replaced with Exhibit R attached hereto.

(q)           The cover page to the Credit Agreement is hereby amended to (i) delete the reference to “JPMorgan Chase Bank, as Documentation Agent”, (ii) add a reference to “Wells Fargo Bank as Syndication Agent”, and (iii) add a reference to “Compass Bank, as Documentation Agent.”

2.           Notes.  Borrower shall execute (a) a Fourth Amended and Restated Revolving Credit Note dated the date hereof, payable to the order of Bank of America, N.A. in the original principal amount of $70,000,000 (the “BofA Note”), (b) a Second Amended and Restated Revolving Credit Note dated the date hereof, payable to the order of Wells Fargo Bank, National Association in the original principal amount of $60,000,000 (the “Wells Note”), (c) a Fourth Amended and Restated Revolving Credit Note dated the date hereof, payable to the order of Compass Bank, as successor in interest to Guaranty Bank, in the original principal amount of $50,000,000 (the “Compass Note”), (d) a Revolving Credit Note dated the date hereof, payable to the order of Amegy Bank National Association, in the original principal amount of $30,000,000 (the “Amegy Note”), and (e) a Second Amended and Restated Note dated the date hereof, payable to the order of Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch in the original principal amount of $40,000,000 (the “Rabobank Note;” the BofA Note, the Wells Note, the Compass Note, the Amegy Note, and the Rabobank Note are collectively, the “Amended and Restated Notes” and individually, an “Amended and Restated Note”) which Amended and Restated Notes are in amendment and replacement, and not extinguishment, of the Original Notes.

3.           Amendment of Credit Agreement and Other Loan Documents.

(a)           All references in the Loan Documents to the Credit Agreement shall include references to the Credit Agreement as modified and amended by this Amendment, and as may, from time to time, be further modified, amended, restated, extended, renewed, and/or increased.

(b)           All references in the Loan Documents to any Original Note shall include references to the Amended and Restated Notes as modified and amended by this Amendment, and as may, from time to time, be further modified, amended, restated, extended, renewed, and/or increased.

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(c)           Any and all of the terms and provisions of the Loan Documents are hereby amended and modified wherever necessary, even though not specifically addressed herein, so as to conform to the amendments and modifications set forth herein.

4.           Ratifications. Borrower (a) ratifies and confirms all provisions of the Loan Documents as amended by this Amendment, (b) ratifies and confirms that all guaranties, assurances, and Liens granted, conveyed, or assigned to Administrative Agent for the benefit of Lenders under the Loan Documents are not released, reduced, or otherwise adversely affected by this Amendment and continue to guarantee, assure, and secure full payment and performance of the present and future Obligation (except (i) to the extent specifically limited by the terms of such Guaranties, assurances or Liens, or (ii) as otherwise permitted in this Amendment), and (c) agrees to perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional documents, and certificates as Administrative Agent and Lenders may reasonably request in order to create, perfect, preserve, and protect those guaranties, assurances, and Liens.

5.           Representations.  Borrower represents and warrants to Administrative Agent and Lenders that as of the date of this Amendment: (a) each of the items and documents listed on Exhibit A (the “Amendment Documents”) have been duly authorized, executed, and delivered by Borrower and each Guarantor, as applicable; (b) no action of, or filing with (other than filing of financing statements in connection with the Collateral), any Governmental Authority is required to authorize, or is otherwise required in connection with, the execution, delivery, and performance of the Amendment Documents by Borrower and each Guarantor; (c) the Loan Documents, as amended by the Amendment Documents, are valid and binding upon Borrower and each Guarantor and are enforceable against Borrower and each Guarantor in accordance with their respective terms, except as limited by debtor relief laws and general principles of equity; (d) the execution, delivery, and performance by Borrower and each Guarantor of the Amendment Documents does not require the consent of any other Person and do not and will not constitute a violation of any governmental requirement, order of any Governmental Authority, or material agreements to which Borrower or any Guarantor is a party or by which Borrower or any Guarantor is bound; (e) all representations and warranties in the Credit Agreement are true and correct in all material respects on and as of the date of this Amendment, and after giving effect to this Amendment and the Specialized Acquisition, except to the extent that (i) any of them speak to a different specific date, or (ii) the facts on which any of them were based have been changed by transactions contemplated or permitted by the Credit Agreement; and (f) after giving effect to the Amendment Documents, no Potential Default or Event of Default exists.

6.           Conditions.  This Amendment shall not be effective unless and until:

(a)           the Administrative Agent shall have received fully executed originals of each of the Amendment Documents, each acceptable to Administrative Agent in its sole discretion;

(b)           the representations and warranties in this Amendment are true and correct in all material respects on and as of the date of this Amendment, except to the extent that (i) any of them speak to a different specific date, or (ii) the facts on which any of them were based have been changed by transactions contemplated or permitted by the Credit Agreement;

(c)           Borrower shall have paid to Administrative Agent (i) for the account of each Lender, an amendment fee in an amount equal to (A) on or prior to the date that such Lender executes this Amendment, 0.10% times the amount of such Lender’s Commitments prior to giving effect to this Amendment and (B) on or prior to the date that this Amendment becomes effective, 0.25% times the amount of the increase in such Lender’s Commitment after giving effect to this Amendment) and (ii) all

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other fees and expenses required to be paid by Borrower under the Loan Documents; and

(d)           after giving effect to this Amendment, no Potential Default or Event of Default exist.

7.           Continued Effect.  Except to the extent amended hereby or by any documents executed in connection herewith, all terms, provisions, and conditions of the Credit Agreement and the other Loan Documents, and all documents executed in connection therewith, shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.

8.           Consents.

(a)           Borrower has requested that Administrative Agent and Lender consent to the Specialized Acquisition, notwithstanding the requirements for a “Permitted Acquisition” under the Credit Agreement. Administrative Agent and Lenders hereby consent to the consummation of the Specialized Acquisition.

(b)           Borrower has also notified Administrative Agent and Lenders that, subsequent to the consummation of the Specialized Acquisition, Alamo Group (USA) Inc. may cause each of the Acquired Specialized Entities to be converted to corporations pursuant to statutory conversions under the Laws of the State of Delaware (collectively, the “Conversion Transaction”). Administrative Agent and Lenders hereby consent to the consummation of the Conversion Transaction, so long as, after giving effect thereto, each of the Acquired Specialized Entities is a Guarantor.

(c)           Section 12.01(a) of the Credit Agreement would prohibit the SMC Guaranty Release without the consent of all Lenders. Each of the Lenders hereby consent to the SMC Guaranty Release, and hereby authorize Administrative Agent to execute, on behalf of Lenders, such documents as Administrative Agent deems necessary to effect such SMC Guaranty Release.

9.           Additional Guarantors.

By the date that is not later than the seventh (7th) Business Day after the date of this Amendment, Borrower shall deliver, or shall cause each of the Acquired Specialized Entities and Tenco Industries, Inc., a Delaware corporation (“Tenco”) to deliver:

(a)           A Guaranty Agreement executed by each of the Acquired Specialized Entities and Tenco;

(b)           An Officer’s Certificate of each of the Acquired Specialized Entities and Tenco certifying as to (a) the incumbency of the officers of each such Person authorized to execute Loan Documents on behalf such Person, (b) the formation documents of such Person, and (c) resolutions of the managers or other governing body of such Person authorizing the execution and delivery of each of the Loan Documents executed by such Person;

(c)           Certificates of existence and good standing for each of the Acquired Specialized Entities and Tenco, in each case certified by the Secretary of State of the State of formation of each such Person; and

(d)           Such other items and documents as Administrative Agent shall reasonably request in connection with the addition of the Acquired Specialized Entities and Tenco as Guarantors.

10.           Lenders and Commitments.

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(a)           Amegy Bank National Association (“New Lender”) wishes to join the Credit Agreement as a “Lender” thereunder.  New Lender hereby (i) agrees to become a “Lender” under the Credit Agreement and (ii) joins in, becomes a party to, and agrees to comply with and be bound by the terms and conditions of the Credit Agreement, to the same extent as if New Lender were an original signatory thereto. New Lender (A) represents and warrants that (1) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (2) it meets all requirements of a Lender under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (3) it has received a copy of the Credit Agreement, together with copies of the most-recent financial statements delivered pursuant to the terms thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (4) if it is a Foreign Lender, has delivered all documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by New Lender; and (B) agrees that it will (1) independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (2) perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. Upon the effective date of this Amendment, (a) each Lender which holds Loans in an aggregate amount less than its Pro Rata Share (after giving effect to this Amendment) of all Loans shall advance new Loans which shall be disbursed to the Administrative Agent and used to repay Loans outstanding to each Lender which holds Loans in an aggregate amount greater than its Pro Rata Share of all Loans, (b) each Lender’s participation in each Letter of Credit shall be automatically adjusted to equal its Pro Rata Share (after giving effect to this Amendment), and (c) such other adjustments shall be made as the Administrative Agent shall specify so that each Lender’s Loans equals its Pro Rata Share (after giving effect to this Amendment) of the Loans of all of the Lenders.

(b)           Each of Administrative Agent, Borrower, and each Lender party hereto acknowledges and agrees that, after giving effect to the joinder of the New Lender, and the effectiveness of this Amendment, the Revolving Credit Commitments of the Lenders under the Credit Agreement shall be as set forth in Exhibit R attached hereto.

11.           SMC Guaranty Release.  Administrative Agent and each Lender hereby releases, remises, and forever discharges, and by these presents does release and forever discharge, SMC from its obligations under the Guaranty executed by SMC in connection with the Credit Agreement (the “SMC Guaranty”). Borrower and each Guarantor acknowledge and agree that no Guaranty other than the SMC Guaranty is released.

12.           Miscellaneous.  Unless stated otherwise (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions may not be construed in interpreting provisions, (c) this Amendment shall be construed -- and its performance enforced -- under Texas law, (d) if any part of this Amendment is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable, and (e) this Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document.

13.           Parties. This Amendment binds and inures to Borrower, Administrative Agent, and each Lender and their respective successors and permitted assigns.

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14.           Entireties.  The Credit Agreement and the other Loan Documents, as amended by this Amendment, represent the final agreement between the parties about the subject matter of the Credit Agreement and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten agreements between the parties.

[Remainder of Page Intentionally Left Blank;
Signature Pages to Follow.]

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EXECUTED as of the day and year first mentioned.
ALAMO GROUP INC., a Delaware corporation

By:	/s/ Robert H. George
Robert H. George
Vice President

Signature Page to Ninth Amendment

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Cindy Jordan
	Name:	Cindy Jordan
	Title:	Assistant Vice President

Signature Page to Ninth Amendment

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Susan Jarboe
	Name:	Susan Jarboe
	Title:	Senior Vice President

Signature Page to Ninth Amendment

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Terry L. Witte
	Name:	Terry L. Witte
	Title:	Senior Vice President

Signature Page to Ninth Amendment

COMPASS BANK, successor in interest to Guaranty Bank, as a Lender

By:	/s/ Debbie Sowards
	Name:	Debbie Sowards
	Title:	Sr. Vice President

Signature Page to Ninth Amendment

COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH, as a Lender

By:	/s/ Pamela Beal
	Name:	Pamela Beal
	Title:	Executive Director

By:	/s/ Robert M. Mandula
	Name:	Robert M. Mandula
	Title:	Managing Director

Signature Page to Ninth Amendment

AMEGY BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Ron Uechi
	Name:	Ron Uechi
	Title:	Senior Vice President

Signature Page to Ninth Amendment

To induce the Administrative Agent and Lenders to enter into this Amendment, each of the undersigned (a) consent and agree to this Amendment's execution and delivery, (b) ratify and confirm that all guaranties, assurances, and Liens (if any) granted, conveyed, or assigned to Administrative Agent on behalf of Lenders under the Loan Documents are not released, diminished, impaired, reduced, or otherwise adversely affected by this Amendment and continue to guarantee, assure, and secure the full payment and performance of all present and future Obligation (except to the extent specifically limited by the terms of such guaranties, assurances, or Liens), (c) agree to perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional guaranties, assignments, security agreements, deeds of trust, mortgages, and other agreements, documents, instruments, and certificates as Administrative Agent may reasonably deem necessary or appropriate in order to create, perfect, preserve, and protect those guaranties, assurances, and Liens (if any), and (d) waive notice of acceptance of this consent and agreement, which consent and agreement binds the undersigned and their successors and permitted assigns and inures to Administrative Agent, Lenders, and their respective successors and permitted assigns.

ALAMO GROUP (TX) INC., f/k/a Alamo Industrial, Inc., a Texas corporation	ALAMO GROUP (USA) INC., a Delaware corporation

By:	/s/ Robert H. George	By:	/s/ Robert H. George
	Robert H. George		Robert H. George
	Vice President		Vice President

ALAMO GROUP (1A) INC., a Nevada corporation	ALAMO SALES CORP., a Delaware corporation

By:	/s/ Robert H. George	By:	/s/ Robert H. George
	Robert H. George		Robert H. George
	Vice President		Vice President

ALAMO GROUP (SMC) INC., a Nevada corporation	ALAMO GROUP (IL) INC., f/k/a M&W Gear Company, a Delaware corporation

By:	/s/ Robert H. George	By:	/s/ Robert H. George
	Robert H. George		Robert H. George
	Vice President		Vice President

BUSH HOG, INC., a Delaware corporation	SCHWARZE INDUSTRIES, INC., an Alabama corporation

By:	/s/ Robert H. George	By:	/s/ Robert H. George
	Robert H. George		Robert H. George
	Vice President		Vice President

ALAMO GROUP SERVICES, INC., a Delaware corporation	SCHULTE (USA) INC., a Florida corporation

By:	/s/ Robert H. George	By:	/s/ Robert H. George
	Robert H. George		Robert H. George
	Vice President		Vice President

NITE-HAWK SWEEPERS, LLC, a Washington limited liability company	TIGER CORPORATION, a Nevada corporation

By:	/s/ Robert H. George	By:	/s/ Robert H. George
	Robert H. George		Robert H. George
	Vice President		Vice President

TERRAIN KING CORPORATION, a Nevada corporation	GRADALL INDUSTRIES, INC., formerly known as Alamo Group (OH) Inc., a Delaware corporation

By:	/s/ Robert H. George	By:	/s/ Robert H. George
	Robert H. George		Robert H. George
	Vice President		Vice President

NP REAL ESTATE INC., an Ohio corporation

By:	/s/ Robert H. George
Robert H. George
Vice President

HENKE MANUFACTURING CORPORATION, a Kansas corporation, successor in interest by merger to Alamo Group (KS), Inc.

By:	/s/ Robert H. George
Robert H. George
Vice President

Signature Page to Ninth Amendment